ICON Funds 485BPOS

Exhibit 99.(h)(5)(b)

SECOND AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

ICON FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This Second Amendment (this “Amendment”) dated August 30, 2018 is between ICON Funds (the Trust), on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of the 23rd day of March, 2010 (as amended and in effect immediately prior to the date of this Amendment, the “Agreement”), between the Trust, on behalf of its series as listed on Schedule B thereto, and State Street.

The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the Funds listed on Schedule B to the Agreement as it may be amended by the parties, and no Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained in the Agreement.

WHEREAS, the Trust on behalf of the Funds and State Street both desire to amend the Agreement as set forth below;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.     Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendments.

Schedule A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule A attached to this Amendment.

Schedule C of the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule C attached to this Amendment.

Information Classification: Limited Access

3.     Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

4.     Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.     Effective Date: This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Second Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

ICON FUNDS, on behalf of its series as listed on Schedule B, severally and not jointly	STATE STREET BANK AND TRUST COMPANY

By:	By:
Name: Brian Harding	Name: Francesco Squillacioti
Title: Treasurer	Title: Senior Managing Director

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Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of March 2010 between ICON FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fee Split

80% to the Fund

20% to State Street.

Cash Collateral Investment

The Funds instruct State Street to invest cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio. Information about the various fees and expenses charged by the State Street Navigator Securities Lending Government Money Market Portfolio is disclosed in the confidential offering memorandum, shareholder reports and/or other portfolio documents. The State Street Navigator Securities Lending Government Money Market Portfolio distributes yield daily. The daily yield will be reinvested into the vehicle until redeemed monthly to make the payments contemplated by this Agreement.

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Portfolio”) is not more than 5.00 basis points netted out of yield. In addition, the trustee may pay out of the assets of the Government Portfolio all reasonable expenses and fees of the Government Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Government Portfolio.

The investment manager of the collective investment vehicle or separately managed account specified above may, to the extent consistent with the relevant investment guidelines and/or other offering documents, invest cash Collateral (including any dividends, interest payments and other money received in respect of cash Collateral as invested) in funds or investments with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

To the extent that there is a period of time when the cash Collateral cannot be promptly invested pursuant to the direction of the Funds as set forth above, whether due to the timing of delivery of the cash Collateral by Borrower, any delay between monthly redemptions from the vehicle above and monthly payments contemplated by this Agreement, or otherwise, such cash Collateral may be held in a demand deposit account or similar account in the name of State Street or any State Street Affiliate (which account may or may not bear interest).

Information Classification: Limited Access

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of March 2010 between ICON FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Acceptable Forms of Collateral

-	Cash (in any currency);

-	Securities issued or guaranteed by the United States government or its agencies or instrumentalities;

-	Such other Collateral as the parties may agree to in writing from time to time.

Information Classification: Limited Access